SORxSOAP

SORx makes products that allow you to recover faster and on your own time.


SOR
SORSPORT
SORSOAP
SORTOOL

Invest

$99 minimum investment

DEADLINE: August 1, 2022

in 2 months

UNIT PRICE

$0.50

TOTAL RAISED

$1,149

VALUATION

$3,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

SORx brings **muscle and overall soft tissue health** to the consumer by **replacing everyday tasks** with therapeutic treatment.

We make products for people to use **inside the shower** and anywhere else they want to **feel better**.


SOR
SORSOAP

PROBLEM

Making time to prioritize self care can become difficult with busy schedules, everyday stressors, and old habits.

People typically neglect pain until it interferes with their daily function, preventing them from small tasks, working, or activities with family and friends.

SORSOAP aims to **solve this problem** by transforming your shower routine into a therapeutic practice. SORSPORT's container/lotion combination allows you to prioritize yourself anywhere life takes you.


SORSOAP
SORSOAP

SOLUTION

Without adding time to one's daily routine, SORSOAP creates a positive, healthy, and more enjoyable environment for self-care to thrive.

SORSPORT is a *handy soft tissue mobilization tool in the form of a specially engineered bottle filled with lotion.* There is no more need to have a separate container filled with lotion and an additional treatment tool, with SORSPORT - **the bottle is the tool!**

Soft tissue mobilization treatment has been proven to **decrease pain, improve ROM, decrease the risk of injury and promote overall soft tissue health.** Unlike the typical stainless steel soft tissue mobility tool, SORSOAP is infused with evidence-based essential oils that contain proven analgesic effects. You can now treat your aching muscles during your shower or while at the office, gym, beach, or car.

The convenience of our SORx products aims to free up time that can now be spent with loved ones, feeling better.

— SORxSOAP is patent pending: USPAN 16/832,587

— SORxSPORT is patent pending: USPAN 16/832,655


SORSOAP

SUCCESS TO DATE

SORSOAP is currently used by professional & Collegiate athletes in these leagues:

- NFL (National Football League)
- MLS (Major League Soccer)
- NWSL (National Women's Soccer League)
- NCAA Football, NCAA Soccer, NCAA Baseball, and NCAA Basketball
- CFL (Canadian Football League)
- Scottish Premiership Soccer
- Mexican National Soccer Team

As important as our 'athletic' market is, we have uncovered through social media, customer relationships, and scores of testimonials **our product is just as popular**
with 'non-athletes' as it is with 'athletes.' This fact was initially a surprise to us but it has allowed us to help more people than we imagined in new and exciting ways. We have found joy in using the notion that, **"We are ALL athletes"** in our social media landscape and print marketing.

We have helped 1000s of 'normal' everyday folks like you and I who just want to feel better and do more of what they love.

SORSOAP and SORSPORT is **proudly made in the USA** and sold around the world at various fitness establishments and medical offices including but not limited to Medical Doctors, Doctors of Physical Therapy, Chiropractors and Orthopedic Rehabilitation Clinics.

BUSINESS MODEL

SORx plans to operate strategically with multiple business models.

Our **direct sales model** focuses on the need to acquire new customers through engagement and outreach culminating in direct-to-consumer sales and retail partnerships. We believe through product market fit, an increase in marketing awareness will funnel our constituents into our **subscription funnel**, with an emphasis to retain customers based on efficacy and customer service.

> **The global bath and shower products market is projected to grow from $44.78 billion in 2021 to $63.16 billion in 2028.**
>
> *Fortune Business Insights*
> *2021*

MARKET

The North America bath soap market exhibited moderate growth during 2015-2020. Looking forward, IMARC Group expects the market to **grow at a CAGR of 4.8% during 2021-2026.**

According to a report published by Allied Market Research, the U.S. topical pain relief market was valued at $2.612 billion in 2019 and is projected to reach $3.272 billion by 2027, registering a CAGR of 3.7% from 2020 to 2027. The research offers a detailed analysis of major segments, changing market trends, top pocket investors, drivers & opportunities, and competitive scenarios.

PRESS

- **Runner's World Magazine**, May/June Issue
  ZINIO


SORxSOAP
Treat yourself.
TESTER NOTES
INSIGHT, EVALUATIONS, AND HELPFUL TIPS STRAIGHT FROM THE NOTEBOOKS OF OUR STAFF, MEMBERS, AND THE RUNNER'S WORLD WEAR-TESTING TEAM
SorSoap
After a hard workout, it's easy to convince yourself that you're too busy (or too tired) to foam-roll. It's not as easy to rationalize skipping a shower. SorSoap helps sneak in the recovery work you might have otherwise bypassed. Developed by soccer player and runner David Restiano, this handled soap bar is designed for use in the bath or shower to loosen and massage soft tissue—much like a muscle scraper. The bonus is that you're getting squeaky clean in the process.
SORxTOOL PRO
PR LOTION
WHY IT WORKS.
Promotes fibroblast activity which improves collagen alignment in the extracellular matrix and contributes to overall muscle and tendon health.
Helps release scar tissue adhesions which will enable proper myofascial and myofibril sliding in turn decreasing vulnerability to muscle strain.
Promotes collagen synthesis which enables the turnover and restoration of the injured tissue.
Improves blood perfusion and stimulates the delivery of essential healing nutrients into the soft tissue and promotes overall soft tissue health.
Shortens the recovery time of injured tissues by stimulating body's own regeneration capabilities.
Creates an analgesia affect as bars are infused with the evidenced based active ingredient of menthol.
HOW IT WORKS.
SHAPE
Unique design, consisting of convex and concave edges allows for soft tissue mobilization on various parts of the body, from the large quadriceps to smaller plantar fascia.
DURABLE
Special blend of strength additives combined with a triple milling process creates a slower wear pattern than traditional bar soap.
LONG LASTING
Custom designed suction cup holder inhibits moisture in between uses by allowing air-flow to prolong the life of the bar.
COMPOSITION
Innovative blend of all-natural medicinal ingredients creates a safe, cooling, analgesic affect, alleviating daily muscle aches and pains.
EDUCATION
Users are given proper education through online video from a Dr. of Physical Therapy on using their bar to achieve optimal muscle performance.
EFFICIENT
Performed during bathing, the consumer is able to promote muscular health with little to no additional time added to their schedule.

> **Bella Magazine**
Stay at Home Vacation Vibes

TEAM



David Restiano

CEO
Inventor

David entered Marist College on a biology scholarship, planning on pursuing a career in medicine. While working through his studies and playing Division 1 soccer he decided to pivot and follow his true love: art and design. After a long enjoyable career as a fine artist and corporate designer he conceived of SORSOAP one day after returning home from a physical therapy appointment, at his now partner Dan's office.

David is still a relentless athlete and caring creative looking to inspire and help others. In the founding and growth of SORSOAP all of his passions came together in a unique and rewarding way.



Dr. Daniel P Staats

Doctor of Physical Therapy
Co-Founder/Managing Partner

Dan Staats is a Doctor of Physical Therapy that specializes in orthopedic musculoskeletal dysfunction. Dr. Staats owns and operates an outpatient physical therapy clinic in Brick, NJ and is an adjunct professor at Rutgers University, Kean University and Stockton University. Dr. Staats graduated Cum Laude from Rutgers University in 2004 with his Doctorate in Physical Therapy, achieved manual therapy certification from the University of St. Augustine in 2007, was awarded board certification as an Orthopedic Clinical Specialist in 2008 and became one of the first Doctors of Physical Therapy in New Jersey to become certified in Musculoskeletal Ultrasound Imaging in 2016.

— Doctorate in Physical Therapy from Rutgers University in 2004
— Bachelors of Science From Randolph Macon College 1999
— Board Certified Orthopedic Clinical Specialist 2006
— Registered in Musculoskeletal Ultrasound Imaging in 2017



AJ Colantoni

Co-Founder/Managing Partner

A.J. Colantoni is an entrepreneur and consultant that has over 20 years experience as a senior level executive with a track record of success in managing Sales and Operations for large companies including Real Estate, Broadcast and Digital Media as well as the largest Home Services companies in the country. A.J. has a M.B.A from Monmouth University, an Executive M.B.A from Rutgers University and a B.A. from Fairfield University.

A.J., a former Olympic level athlete and member of the U.S. Youth National Team, has always known the advantages to health and wellness. At Fairfield University, A.J. was a four year starter for the University's first NCAA Tournament and top 25 National Ranking. A.J. is an active adult whether playing soccer, surfing or enjoying the great outdoors with his family and friends. After realizing the efficacy of David's idea, A.J. joined the team to help bring the product to market.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Inventory	$137,000	12.8%
Customer Acquisition	$463,700	43.3%
R&D, Prototyping	$213,000	19.9%
General and Administrative	$175,000	16.4%
Supply Chain Innovations	$28,870	2.7%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in SORSOAP LLC, doing business as SORxSOAP. This offering must raise at least $10,000 by August 1, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. SORxSOAP may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,140,000 units
× $0.50 per unit

$4,070,000 implied valuation

FINANCIALS

SORxSOAP's official name is SORSOAP LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on April 1, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

May 10, 2022 — SORSOAP was included in the TESTER'S NOTES of...

Apr 1, 2022 — Primary offering of 2,140,000 units at $0.50

Apr 1, 2022 — Filed Form C

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